Sunshine Bancorp

Press Release: For Immediate Release

Media Contact:
Michelle Kounlavong
AVP, Marketing Director
(813) 365-4334

Sunshine Bancorp, Inc. Announces the Completion of Branch Purchase Agreement of
Two Sarasota and Bradenton Branches from First Federal Bank of Florida

Plant City, FL (November 16, 2015) - Sunshine Bancorp, Inc. (NASDAQ: “SBCP”) (“Sunshine”), the parent holding company of Sunshine Bank, today announced the completion of the branch purchase agreement with First Federal Bank of Florida. This transaction positions Sunshine with two locations in Manatee County and a platform for continued growth in the greater Sarasota region.

“We are excited to have the First Federal employees and customers in the greater Sarasota market join the Sunshine family,” said Andrew S. Samuel, president and chief executive officer of Sunshine. “We look forward to continue serving our expanded customer base with uncompromising service and building a strong relationship-based community banking franchise.”
The transaction was announced on July 17, 2015, and all required regulatory approvals were received earlier in the fourth quarter of 2015.

As a result of the transition, Sunshine’s network will include 12 banking facilities, operating under the Sunshine Bank name, in Hillsborough, Manatee, Orange, Pasco, Polk and Sarasota Counties.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. Sunshine Bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and nine additional offices in Hillsborough, Orange, Pasco, and Polk Counties. Sunshine provides financial services to individuals, families and businesses primarily located in Hillsborough, Manatee, Orange, Pasco, Polk and Sarasota Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit Sunshine’s website www.mysunshinebank.com.